For Immediate Release

Sunesis Pharmaceuticals Reports First Quarter 2008 Financial Results

South San Francisco, CA, May 8, 2008 - Sunesis Pharmaceuticals, Inc. (Nasdaq: SNSS), a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of novel small-molecule therapeutics, today reported financial results for the quarter ended March 31, 2008.

Total revenue for the first quarter of 2008 was $2.3 million, with a net loss of $9.6 million. As of March 31, 2008, cash, cash equivalents and marketable securities totaled $36.8 million, and debt totaled $2.1 million.

Recent Highlights

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In March, Sunesis presented positive interim results from the company’s ongoing Phase 2 clinical trial of SNS-595 in platinum-resistant ovarian cancer patients. As of March 10, 2008, these data show that 31 out of 35 women treated with SNS-595, and evaluable for best response using GOG-RECIST criteria, achieved disease control, including five investigator-reported objective responses (one of which is unconfirmed). SNS-595 was generally well tolerated. These data were presented at the 39th Annual Meeting on Women’s Cancer hosted by the Society of Gynecologic Oncologists.

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Earlier in the year, based on the safety profile and indications of activity observed at a dose of 48mg/m2 in Sunesis’ Phase 2 clinical trial of SNS-595 in platinum-resistant ovarian cancer patients, as well as advice received from clinical investigators, Sunesis amended the protocol to increase the dose to 60mg/m2 given every 28 days. At the 60mg/m2 dose the company has enrolled more than 30 patients to date. Reports thus far indicate that SNS-595 is generally well tolerated at the higher dose with a low incidence of febrile neutropenia. Therefore, later this month Sunesis plans to submit an amendment to the protocol to increase the dose intensity by 25 percent to 75mg/ m2 given every 28 days. Sunesis expects to enroll approximately 30 patients at this new dose level by the end of this year.

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In April, Sunesis presented data on all three of its clinical-stage product candidates, SNS-595, SNS-032 and SNS-314, at the American Association for Cancer Research (AACR) Annual Meeting in San Diego, California.

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Results from multiple nonclinical, translational research studies of SNS-595 presented by Sunesis researchers provide further insights into the compound’s mechanism of action and activity in certain types of cancers. SNS-595 acts by site-selective DNA intercalation and topoisomerase II poisoning resulting in apoptosis, or cell death. SNS-595's targeted DNA-topoisomerase II interactions and selectivity for proliferating cells may contribute to the broad therapeutic window observed to date in patients treated with SNS-595. SNS-595 is not a P-glycoprotein substrate and its activity is independent of the p53 family, suggesting that SNS-595 may be able to overcome these common drug resistance mechanisms. A Phase 2 single agent clinical trial of SNS-595 in ovarian cancer and a Phase 1b clinical trial of SNS-595 in combination with cytarabine in relapsed/refractory AML are ongoing.

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SNS-032, a potent and selective inhibitor of cyclin-dependent kinases 2, 7 and 9, is being evaluated in a Phase 1 clinical trial in patients with relapsed/refractory chronic lymphocytic leukemia or multiple myeloma. An oral presentation by Suzanne Trudel, MSc, M.D., Assistant Professor, Princess Margaret Hospital, University Health Network in Toronto, Canada, focused on the results from studies of SNS-032 demonstrating broad, mechanism-based activity in human myeloma cell lines and primary multiple myeloma cell cultures both as a single agent and in combination with either bortezomib (Velcade®) or lenalidomide (Revlimid®). A poster presentation by William Plunkett, Ph.D., Professor and Chief, Section of Molecular and Cellular Oncology at The University of Texas MD Anderson Cancer Center showed that SNS-032 blocks the transcription of key oncoproteins associated with mantle cell lymphoma.

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SNS-314 is a potent and selective pan-Aurora kinase inhibitor being studied in a Phase 1 dose-escalating clinical trial in patients with advanced solid tumors. Nonclinical research presented at the AACR Annual Meeting demonstrate that SNS-314 inhibits tumor growth in human xenograft models of colorectal, prostate, non-small cell lung and AML. Biomarker analyses of these nonclinical studies confirm SNS-314’s targeted, sustained activity and favorable pharmacokinetics.

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In March and April, Sunesis filed three patent applications related to its next generation fragment-based drug discovery. This technology combines the advantages of fragment assembly with high-throughput screening to generate diverse, novel starting points for medicinal chemistry. This proprietary technology platform can be applied to large proteins or protein complexes, significantly expanding the types of targets that the company can address, while reducing the time and manpower required for lead identification. To date, this approach has been applied successfully to several new drug targets, including anaplastic lymphoma kinase (ALK). Pilot screens against other targets, including protein:protein systems, are underway.

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Sunesis received a preclinical milestone payment in February from Johnson & Johnson Pharmaceutical Research & Development, L.L.C. (J&JPRD) under the companies’ drug discovery collaboration. The milestone payment was triggered by J&JPRD’s selection of a compound targeting the Cathepsin S enzyme as a development candidate emerging from the research collaboration.

Financial Highlights

♦	Collaboration revenue totaled $2.3 million for both the three months ended March 31, 2008 and the three months ended March 31, 2007.

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Research and development (R&D) expense was $8.7 million for the first quarter of 2008 compared to $9.3 million for the same period in 2007. The quarter-over-quarter decrease in R&D expense resulted primarily from a decrease in expense related to the SNS-314 and kinase inhibitor programs, partially offset by higher expense for the development of SNS-032 and SNS-595 due to increased clinical trial activities.

♦	General and administrative (G&A) expense for the first quarter of 2008 was comparable to the same period last year. G&A expense was $3.3 million for both the 2008 and 2007 periods.

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In the first quarter ended March 31, 2008, Sunesis recorded an additional $0.3 million real estate-related, non-cash, restructuring charge in conjunction with the company’s reorganization and reduction in force in 2007.

♦	Sunesis reported a net loss of $9.6 million for the quarter ended March 31, 2008 compared to a reported net loss of $9.4 million for the three-month period ended March 31, 2007.

♦	In the first quarter of 2008, Sunesis recorded non-cash stock compensation expense of $0.7 million.

Conference Call Information
Sunesis’ management will host a conference call to review the results of the first quarter today at 11:00 a.m. EDT. Individual and institutional investors can access the call via (877) 440-5786 (U.S. and Canada) or (719) 325-4929 (international). To access the live audio webcast or the subsequent archived recording, visit the “Investors and Media - Calendar of Events” section of the Sunesis website at http://www.sunesis.com. Please log on to Sunesis' website several minutes prior to the start of the presentation to ensure adequate time for any software download that may be necessary. The webcast will be recorded and available for replay on the company’s website until May 22, 2008.

About Sunesis Pharmaceuticals
Sunesis is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of novel small-molecule therapeutics for oncology and other serious diseases. Sunesis has built a broad product candidate portfolio through internal discovery and in-licensing of novel cancer therapeutics. Sunesis is advancing its product candidates through in-house research and development efforts and strategic collaborations with leading pharmaceutical and biopharmaceutical companies. For further information on Sunesis Pharmaceuticals, please visit http://www.sunesis.com.

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SUNESIS and the logo are trademarks of Sunesis Pharmaceuticals, Inc. All other trademarks, trade names and service marks appearing in this press release are the property of their respective owners.

Safe Harbor Statement

This press release contains forward-looking statements including without limitation statements related to the potential safety and efficacy and commercial potential of SNS-595, SNS-032 and SNS-314, planned additional clinical testing and development efforts, the timing of protocol amendments, the announcement of clinical results and the significance of new patent applications, the company’s ability to obtain patents on the underlying technology and the key benefits of the underlying technology. Words such as “support,” “will,” “plans,” “indicate,” “possible,” “optimistic,” “may,” “suggests,” “expects,” “designed” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Sunesis’ current expectations. Forward-looking statements involve risks and uncertainties. Sunesis’ actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the risk that Sunesis’ drug discovery and development activities could be halted significantly or delayed for various reasons, the risk that Sunesis' clinical trials for SNS-595, SNS-032 and SNS-314 may not demonstrate safety or efficacy or lead to regulatory approval, the risk that preliminary data and trends may not be predictive of future data or results, the risk that Sunesis’ preclinical studies and clinical trials may not satisfy the requirements of the FDA or other regulatory agencies, risks related to the conduct of Sunesis' clinical trials and manufacturing of SNS-595, SNS-032 and SNS-314, risks related to Sunesis’ need for additional funding and the risk that Sunesis’ proprietary rights may not adequately protect the company’s technologies and product candidates. These and other risk factors are discussed under “Risk Factors” and elsewhere in Sunesis’ annual report on Form 10-K for the year ended December 31, 2007 and other filings with the Securities and Exchange Commission. Sunesis expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

CONTACTS:
Investors	Media
Eric Bjerkholt, CFO	Karen L. Bergman or
Sunesis Pharmaceuticals, Inc.	Michelle Corral
650-266-3717	BCC Partners
650-575-1509 or 415-794-8662

Sunesis Pharmaceuticals, Inc.
Consolidated Statements of Operations

	Three months ended March 31,
	2008	2007
	(unaudited)
Revenue:
Collaboration revenue	$537,500	$229,167
Collaboration revenue from related party	1,765,683	2,037,099
License revenue	—	250,000
Total revenues	2,303,183	2,516,266

Operating expenses:
Research and development	8,742,895	9,307,478
General and administrative	3,266,129	3,296,147
Restructuring charges	320,774	—
Total operating expenses	12,329,798	12,603,625

Loss from operations	(10,026,615)	(10,087,359)

Interest income	460,412	769,626
Interest expense	(59,373)	(52,043)
Other income, net	671	739
Net loss	$(9,624,905)	$(9,369,037)

Basic and diluted loss per share	$(0.28)	$(0.32)

Shares used in computing basic and diluted loss per share	34,364,896	29,457,247

Sunesis Pharmaceuticals, Inc.
Consolidated Balance Sheets

	March 31	December 31
	2008	2007
ASSETS	(unaudited)	(Note 1)

Current assets:
Cash and cash equivalents	$6,235,762	$11,726,126
Marketable securities	30,581,908	35,957,933
Prepaids and other current assets	1,463,390	945,583
Total current assets	38,281,060	48,629,642

Property and equipment, net	3,971,051	4,238,498
Deposits and other assets	377,798	377,798
Total assets	$42,629,909	$53,245,938

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and other accrued liabilities	$4,475,117	$4,515,426
Accrued compensation	1,405,065	2,225,868
Current portion of deferred revenue	752,032	1,227,031
Current portion of equipment financing	885,286	953,940
Total current liabilities	7,517,500	8,922,265

Non current portion of equipment financing	1,164,819	1,352,684
Deferred rent liabilities	1,472,418	1,576,734
Total liabilities	10,154,737	11,851,683

Commitments

Stockholders' equity:
Common stock	3,437	3,437
Additional paid-in capital	321,116,162	320,579,240
Deferred stock-based compensation	(134,619)	(251,601)
Accumulated other comprehensive income	121,180	69,262
Accumulated deficit	(288,630,988)	(279,006,083)
Total stockholders' equity	32,475,172	41,394,255

Total liabilities and stockholders' equity	$42,629,909	$53,245,938

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